UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 1, 2012

SHOPEYE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida (State or Other Jurisdiction of Incorporation)	333-176098 (Commission File Number)	35-2411642 (IRS Employer Identification No.)

c/o Ethelinda Corpuz, 108 Flying Mist Isle, Foster City, CA  94404

(Address of Principal Executive Offices, Zip Code)

Registrant’s Telephone Number, Including Area Code  650-339-1077

9866 OakPlace East, Folsom, CA  95630

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On June 1, 2012, Mr. Chris Marsh resigned from president, chief executive officer, and as a member of our board of directors.  Mr. Marsh, who served as a company officer and director since December 2010, resigned his position in order to focus on other business interests.

Mr. Marsh’s resignation did not result from any disagreement with us concerning any matter relating to the company’s operations, policies or practices.

(d) On June 1, 2012, Ms. Ethelinda Corpuz was elected as president, chief executive officer, treasurer, and a member to our board of directors.

Ms. Corpuz, 43, has been working for Life Technologies, Inc, a biotechnology firm as their customer support manager.  She has responsibilities for overseeing all customer accounts, training, installation, and financial transactions in the company’s SAP systems.  Previously, she worked in similar capacities for @Road, a company providing mobile intelligence services to business, and CellNet Data Systems, a company specializing in telemetry services.

Ms. Corpuz’s management, customer service and financial experience and expertise in small business matters make her well qualified as a member of our board of directors.  She also brings a broad level of expertise including marketing, strategic planning and operations.

Ms. Corpuz has not engaged in a related party transaction with us during the last two years, and there are no family relationships between Ms. Corpuz and any of our other executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHOPEYE, INC.

Date:  June 1, 2012

By:  Ethelinda Corpuz

Ethelinda Corpuz

President, Chief Executive Officer, and Director